Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 2, 2018, relating to the financial statements of ReShape Lifesciences Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern) appearing in the Annual Report on Form 10-K of ReShape Lifesciences Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

May 21, 2018